Exhibit 4.4

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of March 11, 2019 (this “Amendment”), is made by and among RETAIL VALUE INC., an Ohio corporation (the “Borrower”), the several banks, financial institutions and other entities party hereto (collectively, the “Lenders”) and PNC Bank, National Association, in its capacity as administrative agent for the Lenders under that certain Credit Agreement referred to below (in such capacity, the “Agent”).

W I T N E S S E T H

WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Credit Agreement, dated as of July 2, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms used herein and not otherwise defined shall have the meanings given such terms in the Credit Agreement), pursuant to which the Lenders have made loans to the Borrower on the terms and conditions set forth in the Credit Agreement;

WHEREAS, DDR Corp. executed that certain Continuing Agreement of Guaranty and Suretyship, dated as of July 2, 2018, for the benefit of Agent as the Guarantor thereunder and changed its name from DDR Corp. to SITE Centers Corp. (as referred to herein, “SITE Centers”) effective as of October 11, 2018;

WHEREAS, the Borrower has requested that the Agent and Lenders amend certain terms and provisions of the Credit Agreement for purposes of extending the Facility Termination Date and making such other changes to the Credit Agreement as may be necessary to reflect or implement the foregoing;

WHEREAS, the Agent and the Lenders have agreed to make the amendments requested by the Borrower on the terms and subject to the conditions set forth herein; and

WHEREAS, as required pursuant to Section 8.2(iv) of the Credit Agreement, SITE Centers by signing below hereby consents to the extension of the Facility Termination Date.

NOW, THEREFORE, in consideration of the premises and the mutual undertakings contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.  Amendments to Credit Agreement.

(a)Section 1.1 of the Credit Agreement is hereby amended by amending and restating the following definitions in their entirety as follows:

““CMBS Loan Agreement” means that certain Loan Agreement, dated as of March 11, 2019, by and among the entities listed on Schedules 1.1(a) and 1.1(b) attached thereto, as borrowers, RVI CMA Holder LLC, as additional obligor, and Column Financial, Inc., JPMorgan Chase Bank, National Association and Morgan Stanley Bank, N.A., collectively, as lender (as amended, restated, supplemented or otherwise modified from time to time).”

““Scheduled Facility Termination Date” means March 9, 2021.”

(b)Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “DDR” and “DDR Guaranty” in their entirety and replacing them with the following definitions in proper alphabetical order:

““SITE Centers” means SITE Centers Corp. (f/k/a DDR Corp.), an Ohio corporation.”

““SITE Centers Guaranty” means a guaranty of payment executed by SITE Centers in favor of the Administrative Agent, pursuant to which SITE Centers guaranties the payment Obligations of the Borrower hereunder.”

(c)All references to “DDR” contained in the Credit Agreement and the other Loan Documents are hereby deleted in their entirety and replaced by references to “SITE Centers”.

(d)All references to DDR Guaranty contained in the Credit Agreement and the other Loan Documents are hereby deleted in their entirety and replaced by references to “SITE Centers Guaranty”.

Section 2.  Limitation.  Except as otherwise expressly provided or contemplated by this Amendment, all of the terms, conditions and provisions of the Credit Agreement and the other Loan Documents remain unaltered and in full force and effect.  The making of the amendments in this Amendment does not imply any obligation or agreement by the Agent or the Lenders to make any other amendment, waiver, modification or consent as to any matter on any subsequent occasion. And the Borrower and SITE Centers acknowledge and agree that, except as expressly provided herein, this Amendment shall not constitute an amendment, waiver, consent or release with respect to any provision of any Loan Document, a waiver of any Unmatured Default or Default under any Loan Document, or a waiver or release of any of the Agent’s or the Lenders’ rights and remedies (all of which are hereby reserved).

Section 3.  Ratification.  Borrower and SITE Centers each represents and warrants to the Agent and Lenders that (a) all of the terms and provisions of each of the Loan Documents to which it is a party are ratified (after giving effect to the modifications and amendments of the Credit Agreement provided for in this Amendment), (b) all of the Borrower’s and SITE Centers’ representations and warranties set forth in the Loan Documents are reaffirmed (after giving effect to all of the aforementioned amendments and modifications provided for in this Amendment) and are true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date, (c) no Unmatured Default or Default exists under any Loan Document, (d) no consent, approval, order or authorization of, or registration or filing with, any third party is required in connection with the execution, delivery and carrying out of this Amendment or, if required, has been obtained, (e) this Amendment has been duly authorized, executed and delivered by the Borrower and SITE Centers and constitutes the legal, valid and binding obligation of the Borrower and SITE Centers, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and (f) DDR Corp. changed its name from DDR Corp. to SITE Centers Corp. effective as of October 11, 2018.  Each of the parties hereto confirms that the Obligations (including, without limitation, the Guarantied Obligations of SITE Centers under the SITE Centers Guaranty) remain outstanding without defense, set off, counterclaim, discount or charge of any kind as of the date of this Amendment.  Each of the parties hereto agrees that neither this Amendment nor any document executed in connection herewith is intended as (or shall be construed as being) a novation of any of the obligations of the Borrower, SITE Centers, the Agent or the Lenders under any of the Loan Documents, but that each is, instead, a modification thereof setting forth certain changes which have been agreed to by the Agent, the Lenders and the Borrower.  The Borrower and SITE Centers each expressly ratifies and confirms waiver of jury trial contained in the Loan Documents which is incorporated herein by reference.

Section 4.  Credit Agreement References.  On and after the effective date of this Agreement, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference to the Credit Agreement by the words “thereunder”, “thereof” or words of like import in any Loan Document or other document executed in connection with the Credit Agreement, shall mean and be a reference to the Credit Agreement, as modified by this Amendment.  This Amendment shall constitute a “Loan Document” under the Credit Agreement.

Section 5.  Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns and all future parties to the Credit Agreement.

Section 6.  Waiver and Release.  To induce the Agent and the Lenders to enter into this Amendment, the Borrower and SITE Centers each waives and releases and forever discharges the Agent and the Lenders and their respective officers, directors, attorneys, agents, and employees from any liability, damage, claim, loss or expense of any kind that it may have against the Agent or the Lenders or any of them arising out of or relating to the Obligations. The Borrower and SITE Centers further agree, jointly and severally, to indemnify and hold the Agent and the Lenders and their respective officers, directors, attorneys, agents and employees harmless from any loss, damage, judgment, liability or expense (including reasonable attorneys’ fees) suffered by or rendered against the Agent or the Lenders or any of them on account of any claims arising out of or relating to the Obligations. The Borrower and SITE Centers each further states for itself that it has carefully read the foregoing release and indemnity, knows the contents thereof and grants the same as its own free act and deed.

Section 7.  Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be original, with the same effect as if the signatures hereto and thereto were upon the same instrument.  This Amendment shall become effective upon the execution of a counterpart by each of the parties hereto.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 8.  Governing Law.  This Amendment shall for all purposes be considered a Loan Document and shall be governed by, construed and interpreted in accordance with, the laws of the State of Ohio without regard to principles of conflict of laws.

[Signature Pages to Follow]

[SIGNATURE PAGE 1 OF 2- FIRST AMENDMENT TO CREDIT Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment through their duly authorized representatives as of date first written above.

BORROWER:

Retail Value Inc., an Ohio corporation

By:	/s/ Matthew Ostrower
Name:	Matthew Ostrower
Title:	Executive Vice President, Chief Financial Officer and Treasurer

GUARANTOR:

SITE Centers Corp. (f/k/a DDR Corp.)

By:	/s/ Matthew Ostrower
Name:	Matthew Ostrower
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[SIGNATURE PAGE 2 OF 2- FIRST AMENDMENT TO CREDIT
Agreement]

PNC BANK, NATIONAL ASSOCIATION, Individually as a Lender and as Administrative Agent

By:	/s/ Shari Reams-Henofer
Name:	Shari Reams-Henofer
Title:	Senior Vice President